Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 9, 2013 with respect to the financial statements of DTE Gas Resources, LLC as of and for the year ended December 31, 2011 incorporated by reference from the Current Report of Atlas Resource Partners, L.P. on
Form 8-K/A, dated December 20, 2012 in the Registration Statement on Form S-3, as amended (File No. 333-180477), which is incorporated by reference in this Registration Statement on Form S-3MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

June 10, 2013